FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS CLOSES SALE OF

CONVERTIBLE NOTES

RALEIGH, NC, August 22, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the closing of its offering of $60 million aggregate principal amount of 5.5% convertible senior notes due 2028, which includes the exercise in full of the initial purchasers’ over-allotment option.

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The coupon on the notes is 5.5% per year on the principal amount. Interest accrues from August 22, 2008, and is payable semi-annually in arrears on August 15 and February 15 of each year, beginning February 15, 2009.

¡	The notes will mature on August 15, 2028, unless previously converted or repurchased in accordance with their terms. The notes are not redeemable by Salix prior to August 15, 2013.

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The notes will be convertible, under certain circumstances, into cash, shares of Salix common stock or any combination thereof at Salix’s election. The initial conversion rate for the notes is 108.0847 shares of Salix common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.25 per share of common stock and represents a 20% conversion premium over the last reported sale price of Salix’s common stock on August 18, 2008, which was $7.71 per share. The conversion rate and the conversion price are subject to adjustment in certain events, such as distributions of dividends or stock splits.

Salix intends to use the net proceeds from the offering to fund potential product acquisition or in-licensing opportunities, to develop and commercialize product candidates and new indications for rifaximin and to provide ongoing working capital and for general corporate purposes.

The notes and the shares of common stock underlying the notes have not been and will not be registered under the Securities Act, or any applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include among others: fluctuations in the financial markets and the impact on the offering; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.